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                                                                     EXHIBIT 5.1


                                Winston & Strawn
                              35 West Wacker Drive
                             Chicago, Illinois 60601


                                 August 28, 2001

eLoyalty Corporation
150 Field Drive
Suite 250
Lake Forest, Illinois  60045

                  Re: 400,000 shares of Common Stock, $0.01 par value 400,000 Preferred Stock Purchase Rights

Ladies and Gentlemen:

                  We have acted as special counsel to eLoyalty Corporation, a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") relating to the registration of an additional 400,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), and the associated 400,000 Preferred Stock Purchase Rights (together with the Common Stock, the "Shares") to be issued under the eLoyalty Corporation 2000 Stock Incentive Plan (as Amended and Restated as of February 28, 2001) (the "Plan"). We have examined all statutes, corporate records and documents which we have deemed necessary for the purposes of this opinion.

                  This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

                  Based on the foregoing, it is our opinion that:

                  1. The Company has been duly incorporated and is validly existing as a Corporation under the laws of the State of Delaware.

                  2. The issuance and sale of the Shares has been duly authorized by all necessary corporate action.

                  3. All Shares issued pursuant to the Plan will, upon payment of the purchase price therefor, be legally issued, fully paid and nonassessable Shares of the Company.

                  In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, as filed with the Securities and Exchange Commission (the "Commission") under the Act; (ii) the Certificate of Incorporation of the Company, as currently in effect; (iii) the By-laws of the Company, as currently in effect; (iv) the Plan; and (v) the resolutions of the Board of Directors of the Company relating to, among other things, the reservation for issuance of the Shares, the filing of the Registration Statement and the approval of the Plan. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Company's Board of Directors, or a duly authorized committee thereof, will have approved the grant of each option prior to the grant thereof. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

                                                 Very truly yours,

                                                 /s/  Winston & Strawn